UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934


      BRE Properties
(Name of Issuer)

Common Stock
(Title of Class of Securities)


05564E106
(CUSIP Number)


Check the appropriate box to designate the rule pursuant
 to which this Schedule is filed:
	Rule 13d-1(b)
?	Rule 13d-1(c)
?	Rule 13d-1(d)



Page 1 of 8 Pages

1
NAME OF REPORTING PERSON:
LaSalle Investment Management, Inc.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-4160747

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)	?

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE
OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

182,140

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

476,843


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 PERSON

476,843

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
 CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle Investment
 Management (Securities), L.P.
11
PERCENT OF CLASS REPRESENTED
 BY AMOUNT IN ROW 9

0.9%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!

1
NAME OF REPORTING PERSON:
LaSalle Investment Management (Securities), L.P.

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


(a)	?

	(b)	?
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE
 OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

1,110,541

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER

4,683,755


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
 PERSON

4,683,755

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*

Excludes shares beneficially owned by LaSalle Investment
 Management, Inc.
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
 IN ROW 9

9.2%

12
TYPE OF REPORTING PERSON*
IA

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
(a) Name of Issuer
BRE Properties

	(b)	Address of Issuer's Principal Executive
Offices
		44 Montgomery Street
		San Francisco, CA 94104

Item 2.
     LaSalle Investment Management, Inc. provides the
following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management, Inc.

	(b)	Address of Principal Business Office or,
if none, Residence
		200 East Randolph Drive
		Chicago, Illinois  60601

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		05564E106
     	LaSalle Investment Management (Securities), L.P.
 provides the following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management (Securities), L.P.

	(b)	Address of Principal Business Office or, if none,
Residence
		100 East Pratt Street
		Baltimore, MD 21202

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		05564E106

Item 3.*	If this statement is filed pursuant to Rule 13d-1(b),
 or 13d-2(b), check whether the person filing is a:
      (a)	?	Broker or Dealer registered under Section 15
of the Act
      (b)	?	Bank as defined in Section 3(a)(6) of the Act
      (c)	?	Insurance Company as defined in Section 3(a)
(19)
of the Act
(d)	?	Investment Company registered under Section 8 of the
Investment Company Act
(e) Investment Adviser registered under Section 203 of
(f) the
 Investment Advisers Act of 1940
(f)	?	Employee Benefit Plan, Pension Fund which is subject
to the provisions of the Employee Retirement Income Security Act of
 1974 or Endowment Fund; see 240.13d-1(b)(1)(ii)(F)
(g)	?	Parent Holding Company, in accordance with 240.13d-1(b)
(ii)(G) (Note:  See Item 7)
(h)	?	A savings association as defined in section 3(b)
of the Federal Deposit Insurance Act
(i)	?	A church plan that is excluded from the definition of an
 investment company under section 3(c)(14) of the Investment Company
Act of 1940
(j)	?	Group, in accordance with 240.13d-1(b)-1(ii)(J)

* This response is provided on behalf of LaSalle Investment
* Management, Inc. and LaSalle Investment Management
* (Securities), L.P., each an investment adviser under
*  Section 203 of the Investment Advisers Act of 1940.

Item 4.	Ownership
     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable,
 exceeds five percent, provide the following information
as of that date and identify those shares which there is
a right to acquire.
     LaSalle Investment Management, Inc. provides the
following information:
	(a)	Amount Beneficially Owned
      	476,843
      	(b)	Percent of Class
      	0.9%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		182,140

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to direct the
disposition of
      		476,843

(iv) shared power to dispose or to direct the
(v) disposition of
      		0
     LaSalle Investment Management (Securities), L.P. provides
 the following information:
	(a)	Amount Beneficially Owned
      	4,683,755

	(b)	Percent of Class
      	9.2%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		1,110,541

		(ii)	shared power to vote or to direct the vote
      		0


		(iii)	sole power to dispose or to direct the
disposition of
      		4,683,755

(iv) shared power to dispose or to direct the
(v) disposition of
      		0

Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ?.


Item 6.	Ownership of More than Five Percent on Behalf
of Another Person

      	Not applicable.


Item 7.	Identification and Classification of the
Subsidiary Which Acquired the Security Being Reported on
 By the Parent Holding Company

      	Not applicable.


Item 8.	Identification and Classification of Members
of the Group

      	The two members of the Group are: LaSalle
 Investment Management, Inc. ("LaSalle") and LaSalle
Investment Management (Securities), L.P. ("LIMS").


Item 9.	Notice of Dissolution of Group

      	Not applicable.


Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

	The parties agree that this statement is filed on behalf of each of them.


Dated:	February 13, 2009


LASALLE INVESTMENT
MANAGEMENT, INC.


By:/s/ Marci S. McCready _________________
Name:	Marci S. McCready
Title:	Vice President


LASALLE INVESTMENT
MANAGEMENT
(SECURITIES), L.P.


By:/s/ Marci S. McCready__________________
Name:	Marci S. McCready
Title:	Vice President



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